EXHIBIT 5.1
December 13, 2007
US Dataworks, Inc.
One Sugar Creek Center Blvd., 5th Floor
Sugar Land, TX 77478
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We are acting as special Nevada counsel for US Dataworks, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 18,139,535 shares of Common Stock, par value $.0001 per share (the “Common Stock”) of the Company, none of which are issued and outstanding, all of which represent 130% of the shares currently issuable upon conversion of an aggregate of $4,000,000.00 of Senior Secured Convertible Notes (the “Convertible Notes”), and 4,651,163 shares issuable upon exercise of certain warrants issued in connection with the Convertible Notes (the “Warrants”). All shares being registered are to be offered and sold by current or future stockholders of the Company (the “Selling Stockholders”).
     We have reviewed and are familiar with (a) the Company’s Articles of Incorporation and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the original issuance of the Common Stock, the Convertible Notes and the Warrants, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.
     Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders, and to the extent issuable upon conversion or exercise of the Convertible Notes or Warrants held by the Selling Stockholders, when issued in accordance with the conversion or exercise provisions of such instruments, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Sincerely,
/s/ Hale Lane Peek Dennison and Howard
Professional Corporation